Exhibit 99.1

           Bestway, Inc. Announces Fiscal 2004 Third Quarter Results

   Same Store Revenues Increase 2.1%; Seven Consecutive Quarters of Increased
                               Same Store Revenues


    DALLAS, June 9 /PRNewswire-FirstCall/ -- Bestway, Inc. (Nasdaq: BSTW), today reported financial results for its fiscal third quarter and nine months ended April 30, 2004.

    For the third quarter of fiscal 2004, revenue increased 2.5% to $9,447,879, compared with revenue of $9,213,864 for the same period last year. Same store revenues (revenues earned in stores operated for the entirety of both periods) increased 2.1% in the quarter. Net earnings in the third quarter decreased to $88,010, or $.05 per fully diluted share, compared with $147,106, or $.08 per fully diluted share, for the third quarter last year. The Company's quarterly decline in net earnings resulted primarily from costs associated with an overall increase in salaries and wages and other operating expenses. We feel strongly that the investments we are making in our people will allow us to drive growth and profitability in the future.

    For the nine months ended April 30, 2004, revenue increased 6.4% to $28,071,100, compared with revenue of $26,381,085 for the same period last year. Same store revenues increased 6.1% for the year-to-date period. Net earnings for the nine month period increased to $311,723, or $.17 per fully diluted share, compared to net loss of $46,967, or $.03 per fully diluted share, last year.

    "Although I am not happy with a 2.1% same store revenue growth for the quarter, we did have a 4.0% growth in rental and fee revenue for the same period," commented David A. Kraemer, President and Chief Executive Officer. "It should also be noted that our strategic efforts of increasing our customer base, focusing on higher revenue-generating merchandise, implementing targeted marketing campaigns and focusing on developing our people has resulted in a 13.9% same store growth in revenue compared to two years ago. I feel strongly that we are capable of further accelerating same store revenue growth. Using the foundation we built with the strategic initiatives outlined above, we began implementation of several additional changes in our business model with excellent results," Kraemer continued, "these changes were brought about by our market and customer research over the past several months. We are encouraged by the acceptance of these changes to date and look forward to completing implementation of the programs over the next several months."

    Bestway, Inc. owns and operates a total of sixty-nine rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.


    This press release and the guidance above contain various "forward-looking statements" that involve risks and uncertainties. Forward-looking statements represent the Company's expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company's operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undue reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.



     BESTWAY, INC.
     SELECTED BALANCE SHEET DATA
                                                (Unaudited)
                                                 April 30,         July 31,
                                                   2004              2003

    Cash and cash equivalents                  $   269,150       $   305,869
    Prepaid expenses and other assets              210,819           234,908
    Rental merchandise, net                     14,710,512        13,858,064
    Property and equipment, net                  2,423,464         2,732,798
    Total assets                                19,934,152        20,002,168

    Accounts payable                             1,234,755           751,328
    Debt                                         8,538,402         9,451,299
    Total liabilities                           11,272,884        11,683,375
    Stockholders' Equity                         8,661,268         8,318,793


     BESTWAY, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                               (Unaudited)
                               Three Months Ended       Nine Months Ended
                                    April 30,                April 30,
                                2004        2003         2004        2003
    Revenues:
       Rental and fee
        income              $ 9,220,420 $ 8,864,582  $27,486,235 $25,361,440
       Sales of merchandise     227,459     349,282      584,865   1,019,645
                              9,447,879   9,213,864   28,071,100  26,381,085

    Cost and operating
     expenses:
       Depreciation and
        amortization:
         Rental merchandise   1,822,500   1,743,587    5,444,319   5,092,456
         Other                  297,030     375,044      934,011   1,126,988
       Cost of merchandise
        sold                    197,387     339,328      534,258   1,119,152
       Salaries and wages     2,791,719   2,581,090    8,205,923   7,688,478
       Advertising              427,364     465,942    1,345,968   1,278,865
       Occupancy                635,834     606,458    1,886,787   1,788,640
       Other operating
        expenses              2,991,515   2,696,548    8,775,926   7,849,943
       Interest expense         128,404     168,648      417,614     518,916
       Loss (gain) on sale
        of property and
        equipment                15,085       1,475       26,738      (7,086)
                              9,306,838   8,978,120   27,571,544  26,456,352

    Income (loss) before
     income taxes               141,041     235,744      499,556     (75,267)
       Income tax expense
        (benefit)                53,031      88,638      187,833     (28,300)

    Net income (loss)       $    88,010 $   147,106  $   311,723 $   (46,967)

    Basic net income
     (loss) per share       $      0.05 $      0.09  $      0.19 $     (0.03)

    Diluted net income
     (loss) per share       $      0.05 $      0.08  $      0.17 $     (0.03)

    Weighted average common
       shares outstanding     1,682,122   1,677,572    1,680,628   1,667,283

    Diluted weighted
     average common
     shares outstanding       1,817,171   1,813,456    1,826,630   1,667,283



SOURCE  Bestway, Inc.
    -0-                             06/09/2004
    /CONTACT: Beth A. Durrett, Chief Financial Officer, bdurrett@bestwayrto.com , or David A. Kraemer, President and Chief Executive Officer, dkraemer@bestwayrto.com , both of Bestway, Inc., +1-214-630-6655/
    (BSTW)

CO:  Bestway, Inc.
ST:  Texas
IN:  REA OTC
SU:  ERN